Consent Solicitation/Prospectus Supplement
(To Prospectus dated May 6, 2011)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156705

CALCULATION OF REGISTRATION FEE

	Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price	Fee(2)
Guarantees by Ensco plc of debt securities issued by Pride International, Inc.(1)	$1,700,000,000	$197,370

(1)	This registration statement relates to the offer by Ensco plc to fully and unconditionally guarantee certain outstanding debt securities of Pride International, Inc. in return for the consent of the holders of the debt securities to amendments to the indenture under which the debt securities were issued.

(2)	The registration fee has been calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purpose of calculating the registration fee, is the aggregate book value of the Pride International, Inc. debt securities that would be amended and receive the guarantees registered hereby, which is $1,700,000,000.

Consent Solicitation and Offer to Guarantee
By Ensco plc
for the following series of securities

			Aggregate
Issuer	Debt Security Description	CUSIP No.	Principal Amount

Pride International, Inc.	8.500% Senior Notes due 2019	74153QAG7	$500,000,000
Pride International, Inc.	6.875% Senior Notes due 2020	74153QAH5	$900,000,000
Pride International, Inc.	7.875% Senior Notes due 2040	74153QAJ1	$300,000,000

The Record Date (as defined below) for the consent solicitation is May 6, 2011. The expiration time for the consent solicitation is 5:00 p.m., New York City time, on Friday, May 27, 2011, unless extended (such time and date, as it may be extended, the “Expiration Time”). Consents may be revoked at any time prior to the earlier of (i) the Expiration Time, and (ii) the time at which the required consents have been received (the “Revocation Time”). Any notice of revocation received after the Revocation Time will not be effective.

Pursuant to the Agreement and Plan of Merger, dated as of February 6, 2011 (as amended, the “Merger Agreement”), among Ensco plc (“Ensco”), Pride International, Inc. (“Pride”), ENSCO International Incorporated, a Delaware corporation and an indirect wholly owned subsidiary of Ensco, and ENSCO Ventures LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Ensco (“Merger Sub”), subject to satisfaction of the conditions stated therein, Merger Sub will merge with and into Pride, with Pride surviving as an indirect wholly owned subsidiary of Ensco (the “Merger”). Closing of the Merger is expected to occur on May 31, 2011.

Ensco is soliciting the consents of the holders of the above-referenced securities of Pride (all such series, collectively, the “Securities”) to certain proposed amendments to the Indenture (as defined below). In connection with the consent solicitation, Ensco is offering to issue an unconditional and irrevocable guarantee (the “Ensco Guarantee”) of the prompt payment, when due, of any amount owed to the holders of the Securities issued under the indenture, dated July 1, 2004, by and among Pride and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., as trustee (“Trustee”), as amended (the “Indenture”), and any other amounts due pursuant to the Indenture to record holders of Securities who provide valid and unrevoked consents prior to the Expiration Time of this consent solicitation, upon the terms and subject to the conditions set forth in this Consent Solicitation/Prospectus Supplement (the “Consent Solicitation/Prospectus Supplement”) and the related letter of consent (the “Letter of Consent”). The Ensco Guarantee will be an unsecured unsubordinated obligation of Ensco and will rank pari passu with Ensco’s other general unsecured obligations.

In order for the proposed amendments to be adopted, consents must be received in respect of at least a majority in principal amount of Securities outstanding on the Record Date (as defined below), with all series of the Securities voting as a single class. Promptly upon receipt of the required consents and the closing of the Merger, Ensco, Pride and the Trustee will enter into a supplemental indenture that will set forth the amendments to the Indenture. Ensco will execute and deliver the Ensco Guarantee concurrently with the execution of the supplemental indenture. The proposed amendments will become effective upon execution and delivery of the supplemental indenture and Ensco’s execution and delivery of the Ensco Guarantee.

If the required consents are obtained, the Merger closes and Pride, Ensco and the Trustee enter into a supplemental indenture, all holders of the Securities will be bound by the amended Indenture and all holders of the Securities will receive the Ensco Guarantee pursuant to the terms of the supplemental indenture, even if they have not consented to the proposed amendments. If the required consents are not obtained, the Ensco Guarantee will not be provided to the holders of the Securities.

Providing your consent involves risks. For a discussion of factors you should consider before you decide whether to consent, see “Forward Looking Information and Risk Factors” on page S-3 of this Consent Solicitation/Prospectus Supplement, “Risk Factors” under Part I, Item IA in Ensco’s Annual Report on Form 10-K for the year ended December 31, 2010, and Ensco’s most recently filed Quarterly Reports on Form 10-Q, and any amendments thereto, and “Risk Factors” set forth in Ensco’s Registration Statement on Form S-4, which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 25, 2011.

Neither the SEC nor any other securities regulator has approved or disapproved these securities, or determined if this Consent Solicitation/Prospectus Supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Information and Tabulation Agent for the Consent Solicitation is
Bondholder Communications Group

May 6, 2011

Consent Solicitation/Prospectus Supplement

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You should rely only on the information contained or incorporated by reference in this Consent Solicitation/Prospectus Supplement and the accompanying prospectus. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Consent Solicitation/Prospectus Supplement or the accompanying Base Prospectus (as defined). If anyone provides you with different or inconsistent information, you should not rely on it. This Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus are not an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where such offer is unlawful. None of the delivery of this Consent Solicitation/Prospectus Supplement or the accompanying Base Prospectus or the issuance of the Ensco Guarantee will, under any circumstances, create any implication that there has been no change in our affairs since the date of this Consent Solicitation/Prospectus Supplement or the accompanying Base Prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operation and prospects may have changed since those dates.

References in this Consent Solicitation/Prospectus Supplement to “we,” “us” and “our” are to Ensco plc and Pride, collectively, and their consolidated subsidiaries unless otherwise stated or the context so requires.

The terms of the Ensco Guarantee are fully set forth in this Consent Solicitation/Prospectus Supplement. The Ensco Guarantee is not a debt security as described in the Prospectus, dated May 6, 2011, included in the Registration Statement on Form S-3 filed with the SEC by Ensco on May 6, 2011 (the “Base Prospectus”) and is not being issued under the Ensco Indenture (as defined). The Base Prospectus does not set forth any terms of the Ensco Guarantee. If information in this Consent Solicitation/Prospectus Supplement is inconsistent with that in the Base Prospectus, then the information set forth in, and incorporated by reference into, this Consent Solicitation/Prospectus Supplement shall supersede that which is set forth in the Base Prospectus.

FORWARD LOOKING INFORMATION

The information contained in this Consent Solicitation/Prospectus Supplement is accurate only as of the date hereof.

This Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus and documents incorporated herein by reference contain some forward looking statements that set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward looking statements in other materials we release to the public, as well as oral forward looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target”, “forecast” and similar expressions in connection with any discussion of future operating or financial performance or business plans or prospects. In particular, these include statements relating to future actions, business plans and prospects, future performance or results of current and anticipated products, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results.

We cannot guarantee that any forward looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward looking statements.

You should take care not to place undue reliance on forward looking statements, which represent Ensco’s views only as of the date they are made. We undertake no obligation to publicly update forward looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Also note that Ensco provides cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses and the Merger in Ensco’s Annual Report on Form 10-K for the year ended December 31, 2010, and Ensco’s most recently filed Quarterly

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Reports on Form 10-Q, and any amendments thereto, and Ensco’s Registration Statement on Form S-4, which was declared effective by the SEC on April 25, 2011. These are factors that, individually or in the aggregate, may cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider those factors to be a complete discussion of all potential risks or uncertainties.

IMPORTANT DATES

Holders of Securities should take note of the following important dates in connection with the consent solicitation:

Date	Calendar Date	Event

Expiration Time	5:00 p.m., New York City time, on Thursday, May 27, 2011, unless extended by Ensco in its sole discretion.	The last day and time for holders of Securities to deliver consents.
Record Date	5:00 p.m., New York City time, on May 6, 2011.	The record date for determining the holders of Securities entitled to deliver consents.
Revocation Time	Earlier of (i) the Expiration Time and (ii) the time at which the required consents have been received.	The deadline for holders of Securities to validly revoke consents. Consents delivered after the Revocation Time may not be withdrawn.

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QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION

Q:	Why is Ensco making the consent solicitation?

A:	Ensco is soliciting consents to amend the Indenture in connection with the integration of Ensco’s and Pride’s businesses and to allow the integrated company greater flexibility in operations. The proposed amendments will, among other matters, provide for the Ensco Guarantee, modify certain reporting requirements and provide the ability to transfer the assets among Ensco subsidiaries. Once the requisite consents are received, the Merger closes and Pride, Ensco and the Trustee enter into a supplemental indenture, Ensco will issue an unconditional and irrevocable guarantee of the prompt payment, when due, of the Securities issued under the Indenture.

Q:	What will happen if I consent and the consent solicitation is successful?

A:	If the required consents are obtained, the Merger closes and Pride, Ensco and the Trustee enter into a supplemental indenture, all Pride bondholders will be bound by the amended indenture and will receive the Ensco Guarantee, even if they have not consented to the proposed amendments. Separately from this consent solicitation, as a result of Ensco’s acquisition of Pride, as soon as permitted by applicable law, Pride will deregister the Securities and will no longer be required to file reports with the SEC. Pride will also no longer be required to file reports with the Trustee. The proposed amendments will require Ensco to file certain SEC reports with the Trustee.

Q:	What are the consequences if the requisite consents are not obtained?

A:	If the required number of consents are not delivered, the following will occur: first, there will be no amendments made to the Indenture; and second, the Ensco Guarantee will not be executed or delivered in respect of the Securities. In addition, separately from this consent solicitation, as a result of Ensco’s acquisition of Pride, as soon as permitted by applicable law, Pride will deregister the Securities and will no longer be required to file reports with the SEC. Pride will also no longer be required to file reports with the Trustee. Ensco will have no obligation to file certain SEC reports with the Trustee.

Q:	What are the consequences if the required consents are obtained but I do not consent?

A:	If the requisite consents are obtained, the Indenture will be modified as described in this Consent Solicitation/Prospectus Supplement and a Ensco Guarantee will be executed and delivered for all the Securities and all holders will be bound by the amended indenture and will receive the Ensco Guarantee, even if they did not consent to the proposed amendments. Separately from this consent solicitation, as a result of Ensco’s acquisition of Pride, as soon as permitted by applicable law, Pride will deregister the Securities and will no longer be required to file reports with the SEC. Pride will also no longer be required to file reports with the Trustee. The proposed amendments will require Ensco to file certain SEC reports with the Trustee.

Q:	How do I consent?

A:	To consent, you must validly complete a Bondholder Ballot and return it to the address stated on the ballot.

Q:	What is the deadline to consent?

A:	The deadline to consent is 5:00 P.M., New York City time, on Thursday, May 27, 2011, unless extended.

Q:	What is the vote needed for the consent to go through?

A:	The receipt of consents representing at least a majority (greater than 50%) in principal amount of the Securities outstanding, with all holders of the Securities voting as a single class, is necessary to adopt the proposed amendments.

Q:	To whom should I direct any questions?

A:	Questions concerning the terms of the consent solicitation, consent procedures and requests for additional copies of this Consent Solicitation/Prospectus Supplement should be directed to Bondholder Communications Group toll-free at (888) 385-2663, attention Erin Ingersol.

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SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Consent Solicitation/Prospectus Supplement. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Consent Solicitation/Prospectus Supplement

The Issuer	Pride International Inc.

The Securities	8.500% Senior Notes due 2019

6.875% Senior Notes due 2020

7.875% Senior Notes due 2040

Purpose of the Consent Solicitation	Ensco is soliciting consents to amend the Indenture in connection with the integration of Ensco’s and Pride’s businesses and to allow the integrated company greater flexibility in operations. The proposed amendments will, among other matters, provide for the Ensco Guarantee, modify certain reporting requirements and provide the ability to transfer assets among Ensco subsidiaries. Once the requisite consents are received, if the Merger closes and Pride, Ensco and the Trustee enter into a supplemental indenture, Ensco will issue an unconditional and irrevocable guarantee of the prompt payment, when due, of the Securities issued under the Indenture.

The Consent Solicitation	In connection with the proposed amendments to the Indenture, Ensco is seeking valid and unrevoked consents of registered holders representing at least a majority principal amount of the Securities outstanding on the Record Date, with all series of the Securities voting as a single class.

In return for such consents, if the Merger closes and Pride, Ensco and the Trustee enter into a supplemental indenture, Ensco is offering to issue the Ensco Guarantee, upon the terms and subject to the conditions set forth in this Consent Solicitation/Prospectus Supplement.

Consents Required to Adopt the Proposed Amendments	Consents from holders of at least a majority in principal amount of Securities outstanding on the Record Date, with all series of the Securities voting as a single class, must be received in order to adopt the proposed amendments. Ensco expressly reserves the right, in its discretion, to waive any condition of the consent solicitation. See “The Consent Solicitation — Description of the Proposed Amendments” and Annex A to this Consent Solicitation/Prospectus Supplement.

Record Date	The record date for determining the holders of Securities entitled to deliver consents in connection with this consent solicitation, is 5:00 p.m., New York City time, on May 6, 2011. Only holders of Securities as of the Record Date are eligible to deliver consents.

Expiration Time	The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, May 27, 2011, unless extended by Ensco in its sole discretion.

Revocation of Consents	Consents delivered may be validly withdrawn at any time at or prior to the earlier of (i) the Expiration Time and (ii) the time at which the required consents have been received. See “Consent Procedures — Revocation of Consents.”

Procedures for Consenting	In order to consent to the proposed amendments, a holder of the Securities must complete a Bondholder Ballot and deliver it to the address stated on the ballot, before the Expiration Time in accordance with the procedures described below. See “Consent Procedures — Procedures for Delivering Consents.”

Providing your consent involves risks. For a discussion of factors you should consider before you decide whether to consent, see “Risk Factors.”

Consequences of Failure to Consent	If the required consents are obtained and the supplemental indenture is executed, all holders of the Securities will be bound by the amended Indenture and all holders of the Securities will receive the Ensco Guarantee pursuant to the terms of the supplemental indenture, even if they have not consented to the proposed amendments.

Material Tax Considerations	For a summary of material U.S. federal income tax consequences of the consent solicitation, see “Material U.S. Federal Income Tax Consequences.” For a summary of material U.K. tax consequences of the consent solicitation, see “Material U.K. Tax Consequences.”

Use of Proceeds	Ensco will not receive any cash proceeds from the consent solicitation.

Information and Tabulation Agent	Bondholder Communications Group is the information and tabulation agent for the consent solicitation (the “Information and Tabulation Agent”). The addresses and telephone numbers of the Information and Tabulation Agent are listed on the back cover page of this Consent Solicitation/Prospectus Supplement.

Further Information; Questions	Questions concerning consent procedures and requests for additional copies of this Consent Solicitation/Prospectus Supplement and the Bondholder Ballot should be directed to the Information and Tabulation Agent at its address or telephone numbers listed on the back cover page of this Consent Solicitation/Prospectus Supplement.

Any questions concerning the terms of the consent solicitation should be directed to the Information and Tabulation Agent at the telephone numbers listed on the back cover page of this Consent Solicitation/Prospectus Supplement.

RISK FACTORS

You should carefully consider each of the risks and uncertainties under the headings “Risk Factors” under Part I, Item IA in Ensco’s Annual Report on Form 10-K for the year ended December 31, 2010, and Ensco’s most recently filed Quarterly Reports on Form 10-Q, and any amendments thereto, and “Risk Factors” set forth in Ensco’s Registration Statement on Form S-4, which was declared effective by the SEC on April 25, 2011, which are incorporated by reference into this Consent Solicitation/Prospectus Supplement, and all of the other information included or incorporated by reference in this Consent Solicitation/Prospectus Supplement. The risks below should be considered along with the other risks described in the reports incorporated by reference into this Consent Solicitation/Prospectus Supplement. See “Where You Can Find More Information” for the location of information incorporated by reference into this Consent Solicitation/Prospectus Supplement.

The Ensco Guarantee is unsecured and will be effectively junior to secured indebtedness that Ensco may incur in the future and will be structurally subordinated to the obligations of Ensco’s subsidiaries.

The Ensco Guarantee will be an unsecured unsubordinated obligation of Ensco and rank pari passu with all of Ensco’s unsecured debt obligations. Holders of any secured debt that Ensco may incur in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the Ensco Guarantee. Holders of secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the Ensco Guarantee will be effectively junior to any secured debt that Ensco may issue in the future. Ensco currently does not have any secured debt outstanding. Although Ensco is subject to certain limitations on liens, there are exceptions to these limitations which may permit Ensco to incur secured debt. The Ensco Guarantee will also be structurally subordinated to the obligations of Ensco’s subsidiaries. Holders of the Securities will not have any claim as a creditor against subsidiaries of Ensco that are not guarantors of the Securities, other than Pride (subject to Ensco’s right to substitute itself as obligor).

If the proposed amendments to the Indenture are approved and the supplemental indenture is executed, Pride will be subject to fewer restrictions on its conduct than it is currently subject to and assets of Pride may be transferred to subsidiaries of Ensco or third parties that are not parties to the Indenture and are not providing a guarantee of the Securities.

If the proposed amendments to the Indenture become effective, the covenants in the amended indenture would generally impose fewer restrictions on Pride’s conduct than the covenants currently in the Indenture. The proposed amendments would allow Pride to take actions that would otherwise have been restricted or conditioned. Specifically, Pride will no longer be subject to certain restrictions on its ability to, among other things, merge or consolidate, sell all or substantially all of its assets, effect a conversion of its legal status (to the extent not already permitted by the Indenture), enter into sale and leaseback transactions with respect to certain property and subject certain property and shares of certain subsidiaries to any mortgage, pledge, security interest or lien. Therefore, assets of Pride may be transferred to subsidiaries of Ensco or third parties that are not parties to the Indenture and are not providing a guarantee of the Securities, which may result in materially fewer assets of Pride being available to satisfy Pride’s obligations under the Securities. See “The Consent Solicitation — Description of the Proposed Amendments” and Annex A to this Consent Solicitation/Prospectus Supplement for more information about the differences between what actions are currently restricted by the covenants currently applicable to the Securities and what actions would be restricted by the covenants following the effectiveness of the proposed amendments.

RATIO OF EARNINGS TO FIXED CHARGES

For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less income from continuing operations before income taxes attributable to noncontrolling interests and interest capitalized. “Fixed charges” consist of interest expensed and capitalized and estimates of interest within rental expense. The ratios were calculated by dividing the sum of the fixed charges into the sum of the earnings. The following ratios do not reflect the Merger. Our consolidated ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2006 through 2010 and the three months ended March 31, 2011 are set forth below:

	Three Months
	Ended	Year Ended December 31,
	March 31, 2011	2010	2009	2008	2007	2006

Ratio of earnings to fixed charges	4.4	24.4	36.7	48.8	30.3	23.6

The pro forma ratios of earnings to fixed charges for the year ended December 31, 2010 and the three months ended March 31, 2011 reflecting the Merger are set forth below:

	Three Months	Year Ended
	Ended	December 31,
	March 31, 2011	2010

Ratio of earnings to fixed charges	1.8	3.6

USE OF PROCEEDS

Ensco will not receive any cash proceeds from the issuance of the Ensco Guarantee.

THE CONSENT SOLICITATION

Introduction

In connection with the proposed amendments to the Indenture, Ensco is seeking valid and unrevoked consents of registered holders of the majority in aggregate principal amount of the Securities outstanding voting as a single class at 5:00 p.m. New York City time, on May 27, 2011, the record date for determining the holders of Securities entitled to deliver consents in connection with this consent solicitation (the “Record Date”). In return for such consents, Ensco is offering to issue the Ensco Guarantee upon the terms and subject to the conditions set forth in this Consent Solicitation/Prospectus Supplement. As of the Record Date, the aggregate principal amount of the Securities outstanding was $1,700,000,000. If the required consents are obtained, all holders of the Securities will be bound by the amended Indenture and all holders of the Securities will receive the Ensco Guarantee even if they have not consented to the proposed amendments.

Ensco reserves the right to establish, from time to time, but in all cases prior to receipt of the required consents, any new time for the Record Date and, thereupon, any such new time will be deemed to be the Record Date for purposes of this Consent Solicitation/Prospectus Supplement.

Promptly upon receipt of the required consents and the closing of the Merger, Ensco, Pride and the Trustee will enter into a supplemental indenture that will set forth the amendments to the Indenture. Assuming satisfaction or waiver of all conditions to this Consent Solicitation/Prospectus Supplement, Ensco will execute and deliver the Ensco Guarantee concurrently with the execution of the supplemental indenture. The proposed amendments will become effective upon execution and delivery of the supplemental indenture and Ensco’s execution and delivery of the Ensco Guarantee.

Separately from this consent solicitation, as a result of the Merger, pursuant to Section 15(d) of the Securities Exchange Act of 1934, as soon as permitted by applicable law, Pride will deregister the Securities. As a result of such deregistration, Pride will no longer be required to file reports with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the

Trust Indenture Act of 1939 and Pride will no longer be required to file reports with the Trustee. The deregistration of the Securities will occur when permitted regardless of whether the required consents are obtained and the proposed amendments are made effective.

Purpose of Amendments

The proposed amendments are intended to allow Ensco to integrate Ensco’s and Pride’s businesses through certain internal corporate restructurings in a more effective manner than could be achieved if the amendments are not made. Ensco would benefit from the flexibility to use Pride’s assets in combination with Ensco’s other assets in order to eliminate redundancies and overlapping operations and to benefit Ensco as a whole. In this regard, the proposed amendments are intended to allow Ensco to more effectively integrate Pride’s business and have Pride and its subsidiaries engage freely in transactions with Ensco and Ensco’s subsidiaries. Specifically, Pride will no longer be subject to certain restrictions on its ability to, among other things, merge or consolidate, sell all or substantially all of its assets, effect a conversion of its legal status (to the extent not already permitted by the Indenture), enter into sale and leaseback transactions with respect to certain property and subject certain property and shares of certain subsidiaries to any mortgage, pledge, security interest or lien. The proposed amendments are intended to allow the integrated company greater flexibility in operations as the proposed amendments will conform certain covenants in the Indenture to the corresponding covenants in the existing Ensco indenture.

If the required consents are obtained, the proposed amendments are adopted, the Merger closes and Ensco, Pride and the Trustee enter into a supplemental indenture, the holders of the Securities will be entitled to the Ensco Guarantee and Ensco will have an obligation to file certain SEC reports with the Trustee.

Description of the Proposed Amendments

Ensco is soliciting the consents of the holders of the Securities to the proposed amendments to the Indenture. The valid and unrevoked consent of the holders of at least a majority in aggregate principal amount of Securities outstanding, voting as a single class is required for the proposed amendments to become effective. The proposed amendments are being presented as one proposal. Consequently, the delivery of a consent by a holder of Securities represents the delivery of a consent to all of the proposed amendments to the Indenture, and a consent purporting to consent to only some of the proposed amendments will not be valid.

Ensco is proposing amendments to the provisions in the Indenture relating to (i) the consolidation or merger of Pride or the sale of all or substantially all of Pride’s assets; (ii) the limitation on Pride’s incurrence of liens; (iii) the limitation on sale and leaseback transactions by Pride; and (iv) Pride’s obligation pursuant to the Indenture to file certain SEC reports with the Trustee. Under the indenture dated as of November 20, 1997 between Ensco and Deutsche Bank Trust Company Americas, as trustee (the “Ensco Indenture”), and the supplemental indentures to the Ensco Indenture, dated November 20, 1997 and December 22, 2009 (the “Applicable Ensco Supplemental Indentures”), Ensco is subject to certain similar restrictions. If the required consents are obtained, the Merger closes and Pride, Ensco and the Trustee enter into a supplemental indenture, the Indenture will be amended, where applicable, to provide for restrictions on Ensco and its Subsidiaries (as defined) that are similar to those applicable to Pride and its Subsidiaries related to (i) the consolidation or merger of Ensco or the sale of all or substantially all of Ensco’s assets; (ii) the limitation on liens of Ensco and its Subsidiaries; (iii) the limitation on sale and leaseback transactions by Ensco and its Subsidiaries; and (iv) the obligation to file certain SEC reports with the Trustee. If the proposed amendments are adopted, the Merger closes and Pride, Ensco and the Trustee enter into a supplemental indenture, Ensco will be a party to the supplemental indenture adopting such amendments solely with respect to the proposed covenants related to (i) the limitation on liens of Ensco and its Subsidiaries; (ii) the limitation on sale and leaseback transactions by Ensco and its Subsidiaries; (iii) Ensco’s obligation to file certain SEC reports with the Trustee; (iv) the consolidation or merger of Ensco or the sale of all or substantially all of Ensco’s; assets and (v) Ensco’s obligation to execute and deliver the Ensco Guarantee.

The following is a summary of the key proposed amendments to the Indenture, which is qualified by reference to the complete text of the proposed supplemental indenture set forth in Annex A to this Consent

Solicitation/Prospectus Supplement (the “Fourth Supplemental Indenture”). The following summary of the proposed amendments is not necessarily presented in the order of importance.

Amendment to Covenant Related to Merger or Consolidation of Pride and/or Sale of All or Substantially All of Pride’s Assets to Remove All Limitations and Restrictions on any Transaction Involving Pride or Pride’s Assets

The Indenture permits (i) any merger or consolidation of Pride into any other corporation (whether or not affiliated with Pride), or successive consolidations or mergers to which Pride or any successor is a party and (ii) any sale or conveyance of all or substantially all the property of Pride to any other corporation (whether or not affiliated with Pride), provided that, after giving effect to such transaction, no Event of Default (as defined) and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and upon any such consolidation, merger, sale or conveyance, other than a consolidation or merger in which Pride is the continuing corporation, the obligations of Pride under the Indenture must be expressly assumed by the corporation formed by the consolidation, the corporation into which Pride has merged or the corporation which shall have acquired all or substantially all of Pride’s assets.

This proposed amendment to the Indenture would have the effect of removing the restrictions and limitations on Pride’s or any successor obligor’s ability to enter into any consolidation, merger, sale or conveyance of assets or any other transaction following the Merger. Additionally, the proposed amendment would permit Pride to effect a conversion or enter into any transaction with a subsidiary or affiliate of Ensco, the effect of which would be a change in the legal status of Pride, such as to a limited liability company, a partnership or other legal entity. The proposed amendment will also provide that Ensco may consolidate or merge with or into any other person (whether or not affiliated with Ensco), or convey or transfer of all or substantially all of the assets of Ensco to any other person (whether or not affiliated with Ensco) lawfully entitled to acquire the same; provided that (i) such person (the “Successor”) or the person who beneficially owns all or substantially all of the voting shares of each class of capital stock issued and outstanding at such time of Ensco or such Successor (the “New Parent”) shall be organized and validly existing under the laws of the United States of America, any political subdivision thereof or any State thereof or the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands, Ireland, France, the Kingdom of the Netherlands or any other member of the European Union, Switzerland or the Netherlands Antilles, (ii) the Successor or the New Parent shall agree in writing to submit to jurisdiction to the competent courts of the State of New York or the federal district court sitting in The City of New York and appoints an agent in the State of New York for the service of process, each under terms satisfactory to the Trustee; (iii) the Successor or the New Parent expressly assumes or guarantees by supplemental indenture the due and punctual performance and observance of all of the covenants and conditions of the Ensco Guarantee to be performed by Ensco and any obligations of Ensco under the indenture; (iv) the Board of Directors of Ensco or the comparable governing body of the Successor or the New Parent, as applicable, determines in good faith that such transaction or series of transactions will not adversely affect the interest of the holders of Securities in any material respect; and (v) the Successor or the New Parent delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and such supplemental indenture comply with the indenture.

Amendment to Covenant Related to Limitation on Liens

Subject to certain exceptions, the Indenture provides that Pride will not create or assume, or permit any subsidiary that owns Pride Principal Property (as defined below) to create or assume any mortgage, pledge, lien, charge, security interest or similar encumbrance (a “Lien”) of or upon any Pride Principal Property or any shares of capital stock or indebtedness of any such Subsidiary, unless the Securities are secured by such Lien equally and ratably with any and all other indebtedness or obligations thereby secured. The Indenture defines Pride “Principal Property” as any drilling rig or drillship, or integral portion thereof, owned or leased by Pride or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of Pride’s Board of Directors, is of material importance to the business of Pride and its Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Pride’s consolidated net tangible assets (as defined in the Indenture).

The proposed amendment will amend this provision to replace the existing covenant in its entirety substantially as follows:

Ensco shall not, and shall not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) without making effective provision whereby the Notes (together with, if Ensco shall so determine, any other Indebtedness or other obligation of Ensco or any Subsidiary) shall be secured equally and ratably with (or, at the option of Ensco, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

Notwithstanding the foregoing, Ensco and its Subsidiaries may, without securing the Notes, issue, assume or guarantee Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of Ensco and its Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than Sale/Leaseback Transactions in connection with which Ensco has voluntarily retired any of the Securities, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to Section 4.09(c)) does not at any one time exceed 15% of Consolidated Net Tangible Assets.

Amendment to Covenant Related to Limitation on Sale/Leaseback Transactions

The Indenture provides that any arrangement with any person providing for the leasing by Pride or a Pride Subsidiary of any Pride Principal Property (except for temporary leases for a term of five years or less), which property has been or is to be sold or transferred by Pride or such Subsidiary to such person (a “Sale/Leaseback Transaction”) is prohibited except in the event that (a) Pride or such Subsidiary would be entitled to incur indebtedness secured by a Lien on the Pride Principal Property to be leased equal in amount to the Attributable Indebtedness (as defined) with respect to such Sale/Leaseback Transaction without equally or ratably securing the securities issued under the Indenture; or (b) Pride applies an amount equal to the fair value of the property sold to the purchase of Pride Principal Property or to the retirement of long-term indebtedness of Pride within nine months of the effective date of any such Sale/Leaseback Transaction. In lieu of applying such amount to such retirement Pride may deliver debt securities to the Trustee for cancellation, such debt securities to be credited at the cost thereof to Pride. Notwithstanding the foregoing, the Indenture provides that Pride or any Subsidiary may enter into any Sale/Leaseback Transaction (which would otherwise be subject to the foregoing restrictions) as long as the Attributable Indebtedness resulting from such Sale/Leaseback Transaction, together with all other exempted debt of Pride and the Subsidiaries, does not at the time exceed 15% of Pride’s consolidated net tangible assets.

The proposed amendment will amend this provision to replace the existing covenant in its entirety substantially as follows:

Ensco shall not, and shall not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than Ensco or a Subsidiary) unless:

(a) Ensco or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Section 4.08 without equally and ratably securing the Notes, pursuant to Section 4.08;

(b) after the date of the Fourth Supplemental Indenture and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after such consummation, Ensco or any Subsidiaries shall have expended for property used or to be used in the ordinary course of business of Ensco and its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and Ensco shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or

(c) Ensco, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of any Securities, any Pari Passu Indebtedness or any Funded Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of Ensco and evidenced by a Board Resolution, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by Ensco as set forth in clause (b) above).

There are currently no Ensco Liens on, or any Ensco Sale/Leaseback Transactions covering, any property that could potentially qualify as Principal Property that would require the Securities to be secured equally and ratably with (or prior to) Indebtedness secured by such Lien.

Definitions

Set forth below are certain of the defined terms that are included in the proposed amendment for purposes of the Ensco Lien and Ensco Sale/Leaseback covenants set forth above.

“Attributable Indebtedness,” when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of Ensco and its consolidated subsidiaries and determined in accordance with GAAP.

“Funded Indebtedness” means all Indebtedness that matures on, or that is renewable at the option of any obligor thereon to, a date more than one year after the date on which such Indebtedness is originally incurred.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the board of directors of such Person, which determination shall be evidenced by a board resolution, and (b) the amount of obligations as have been assumed by such Person or which are otherwise such Person’s legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Ensco and/or one or more Subsidiaries. A Joint Venture shall not be a Subsidiary.

“Lien” means any mortgage, pledge, lien, charge, security interest or similar encumbrance. For purposes of the Indenture, Ensco or any Subsidiary of Ensco shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

“Pari Passu Indebtedness” means any Indebtedness of any Person, whether outstanding on the Issue Date of the Notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.

“Permitted Liens” means (i) Liens existing on the date of the Fourth Supplemental Indenture; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of Ensco or at the time such Person is merged into or consolidated with Ensco or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to Ensco or a Subsidiary; (iii) Liens in favor of Ensco or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue, pollution control or other revenue bonds; (vi) Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing, expanding or repairing such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development, expansion or repair or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development, expansion or repair of any such assets; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens in connection with legal proceedings or securing tax assessments; (ix) Liens on the stock, partnership or other equity interest of Ensco or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; and (x) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (ix) above.

“Principal Property” means any drilling rig or drillship, or integral portion thereof, owned or leased by Ensco or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the board of directors of Ensco, is of material importance to the business of Ensco and its Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which Ensco or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by Ensco or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years; (2) leases between Ensco and a Subsidiary or between Subsidiaries; and (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Subsidiary” means a Person at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by Ensco or by one or more other Subsidiaries, or by Ensco and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. A Joint Venture shall not be a Subsidiary.

Amendment to Pride’s Obligations to Provide SEC Reports

The Indenture requires Pride to file with the Trustee, within 15 days after Pride is required to file the same with the SEC, copies of annual reports and of the information, documents and other reports that Pride may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939. As a result of the Merger, when permitted by Section 15(d) of the Securities Exchange Act of 1934, Pride will deregister the Securities. As a result of such deregistration, Pride will no longer be required to file reports with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939. The deregistration of the Securities will occur regardless of whether the required consents are obtained and proposed amendments are made effective and as a result of such deregistration, Pride will no longer be required to file SEC reports with the Trustee. Therefore, the proposed amendment to the Indenture would replace Pride’s obligation to file such reports pursuant to the Indenture and provide that Ensco will, as the guarantor of the Securities, file with the Trustee, within 15 days after Ensco is required to file the same with the SEC, copies of annual reports and of the information, documents and other reports that Ensco may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939.

Addition of Defined Terms and Revision of Other Text

In connection with the proposed amendments described above, certain defined terms would be added to, and deleted from, the Indenture. Please see Annex A to this Consent Solicitation/Prospectus Supplement for the text of those amendments. In addition, we reserve the right to make certain technical changes to the Indenture pursuant to the provisions thereof and to include such changes in the supplemental indenture. Any such technical changes will not affect the substantive rights of the holders of the Securities, other than as described above.

The proposed amendments would also delete or amend or be deemed to have deleted or amended any provisions in the Securities corresponding to the provisions in the Indenture that are deleted or amended by virtue of the proposed amendments.

DESCRIPTION OF ENSCO’S GUARANTEE

The following is a summary of the Ensco Guarantee. The following summary is qualified by reference to the full text of the form of the guarantee, which is included in the form of proposed supplemental indenture attached as Annex A to this Consent Solicitation/Prospectus Supplement.

The Ensco Guarantee is an unconditional and irrevocable guarantee of the prompt payment, when due, of any amount owed to the holders of the Securities under the Indenture, and any other amounts due pursuant to the Indenture. The Ensco Guarantee will be an unsecured unsubordinated obligation of Ensco and will rank pari passu with Ensco’s other general unsecured obligations. Holders of any secured debt that Ensco may incur in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the Ensco Guarantee. Holders of any secured debt of Ensco also would have priority over unsecured creditors in the event of its bankruptcy, liquidation or similar proceeding. Ensco currently does not have any secured debt outstanding.

Promptly upon receipt of the required consents, Ensco and Pride will enter into a supplemental indenture that will set forth the amendments to the Indenture. Ensco will execute and deliver the Ensco Guarantee concurrently with the execution of the supplemental indenture. The proposed amendments will become effective after the Merger upon execution and delivery of the supplemental indenture and Ensco’s execution and delivery of the Ensco Guarantee.

If the required consents are obtained, all holders of the Securities will be bound by the amended Indenture and all holders of the Securities will receive the Ensco Guarantee pursuant to the terms of the supplemental indenture, even if they have not consented to the proposed amendments. If the required consents are not obtained, the Ensco Guarantee will not be provided to the holders of the Securities.

Ensco will execute the Ensco Guarantee in favor of the holders of each series of Securities. It will not be necessary for new certificates to be issued evidencing the Securities to reflect the benefit of the Ensco Guarantee, and no separate certificates will be issued to evidence the Ensco Guarantee.

Ensco is not assuming Pride’s obligations under the Indenture. The Ensco Guarantee will not make Ensco or any of its subsidiaries (other than Pride or any successor obligor) subject to the covenants contained in the Indenture and will not otherwise contain any restrictions on Ensco’s operations (other than those that will become effective with respect to Ensco and its Subsidiaries upon effectiveness of the proposed amendments).

CONSENT PROCEDURES

Expiration Time; Extension; Waiver; Amendment; Termination

The consent solicitation will expire at 5:00 p.m., New York City time, on Friday, May 27, 2011, unless Ensco extends the consent solicitation. Ensco expressly reserves the right to extend the consent solicitation from time to time or for such period or periods as it may determine in its discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Solicitation Agent and by making a public announcement by press release at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration time. During any extension of the consent solicitation, all consents validly executed and delivered to the Solicitation Agent will remain effective unless validly revoked prior to such extended expiration time.

Ensco expressly reserves the right, in its sole discretion, at any time to amend any of the terms of the consent solicitation. If the terms of the consent solicitation are amended prior to the Expiration Time in a manner that constitutes a material change, Ensco will promptly give oral (to be confirmed in writing) or written notice of such amendment to the Solicitation Agent and disseminate a Consent Solicitation/Prospectus Supplement in a manner reasonably designed to give holders of the Securities notice of the change on a timely basis. Ensco expressly reserves the right, in its discretion, to waive any condition of the consent solicitation.

Ensco expressly reserves the right, in its discretion, to terminate the consent solicitation for any reason. Any such termination will be followed promptly by public announcement thereof. In the event Ensco terminates the consent solicitation, it will give prompt notice thereof to the Solicitation Agent and the consents previously executed and delivered pursuant to the consent solicitation will be of no further force and effect.

Procedures for Delivering Consents

In order to consent to the proposed amendments, a holder of the Securities must deliver a Bondholder Ballot to the address stated on the ballot before the Expiration Time.

Giving a consent by submitting a Bondholder Ballot will not affect a holder’s right to sell or transfer its Securities. All consents received from the holder of record on the Record Date, and not revoked by that holder before the Revocation Time, will be effective notwithstanding any transfer of those Securities after the Record Date.

All Bondholder Ballots that are properly completed, executed and delivered to the address on the ballot, and not revoked before the Expiration Time, will be given effect in accordance with the terms of those Bondholder Ballots.

In connection with the consent solicitation, Ensco will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Consent Solicitation/Prospectus Supplement, the Bondholder Ballot and related documents to the beneficial owners of the Securities and in handling or forwarding deliveries of consents by their customers.

All questions as to the validity, form and eligibility (including time of receipt) of Bondholder Ballot and the consent procedures will be determined by Ensco, in its sole discretion, which determination will be final and binding. Ensco also reserves the right to waive any defects or irregularities as to deliveries of consents.

Revocation of Consents

A consent may be revoked at any time prior to the Revocation Time. Any holder who has delivered a consent, or who succeeds to ownership of Securities in respect of which a consent has previously been delivered, may validly revoke such consent prior to the Revocation Time by delivering a written notice of revocation in accordance with the following procedures. All properly completed and executed Bondholder Ballots that are received by the Information and Tabulation Agent will be counted as consents with respect to the proposed amendments, unless the Trustee and the Information and Tabulation Agent receives a written notice of revocation prior to the Revocation Time.

In order to be valid, a notice of revocation of consent must contain the name of the person who delivered the consent, the name of the holder and the description and CUSIP Number of the Securities to which it relates, the certificate numbers of such Securities (if held in certificated form) and the aggregate principal amount represented by such Securities. The revocation of consent must be signed by the holder thereof in the same manner as the original signature on the Bondholder Ballot or be accompanied by evidence satisfactory to Ensco, the Trustee and the Information and Tabulation Agent that the person revoking the consent has the legal authority to revoke such consent on behalf of the holder. If the Bondholder Ballot was executed by a person other than the registered holder of the Securities, the notice of revocation of consent must be accompanied by a valid proxy signed by such registered holder and authorizing the revocation of the registered holder’s consent. To be effective, a revocation of consent must be received prior to the Revocation Time by the Information and Tabulation Agent, at the address set forth below. A purported notice of revocation that lacks any of the required information or is sent to an improper address will not validly revoke a consent previously given. Holders who hold their Securities through a bank, broker or other financial institution may only revoke consents in the manner prescribed by such bank, broker or other financial institution. Therefore, please follow the instructions provided by the applicable bank, broker or other financial institution if revoking consents.

Information and Tabulation Agent

Ensco has retained Bondholders Communications Group, LLC to act as the Information and Tabulation Agent for the consent solicitation. Ensco has agreed to pay the Information and Tabulation Agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Ensco has agreed to indemnify the Information and Tabulation Agent against certain liabilities, including certain liabilities under the federal securities laws. Questions regarding the consent solicitation may be directed to the Information and Tabulation Agent at the following address and telephone numbers:

Bondholder Communications Group
Attention: Erin Ingersol
30 Broad Street — 46th Floor
New York, NY 10004
Phone: (212) 809-2663
Toll Free: (888) 385-2663 (BOND)
Fax: (212) 437-9827
Email:eingersol@bondcom.com
Website: www.bondcom.com/ensco

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material U.S. federal income tax consequences of the implementation of the proposed amendments to the Indenture and the provision of the Ensco Guarantee (collectively, the “Transactions”). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Treasury Regulations”), and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. No ruling from the Internal Revenue Service (the “IRS”) has been (or will be) sought with respect to the statements made herein, and there can be no assurance that the IRS will not take a position contrary to such statements or that a court will not sustain any such contrary position taken by the IRS. This summary assumes that the Securities are held as capital assets. In addition, this summary is not a complete analysis of all the potential tax considerations relating to the Transactions, including those considerations applicable to holders based on their particular circumstances, and does not address the tax consequences applicable to holders that are subject to special tax rules, including holders subject to the alternative minimum tax; banks, insurance companies, or other financial institutions; controlled foreign corporations or their shareholders; passive foreign investment companies or their shareholders; tax-exempt organizations; retirement plans; individual retirement accounts; tax-deferred accounts; dealers in securities or commodities; expatriates; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; persons that hold Securities as part of a hedge, straddle, conversion transaction or other integrated transaction; regulated investment companies; real estate investment trusts; persons deemed to sell Securities under the constructive sale provisions of the Code; or partnerships or other pass-through entities. This summary does not address any foreign, state or local tax consequences of the Transactions. If a partnership (or entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Securities, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Securities is urged to consult its own tax advisor regarding the tax consequences of the Transactions.

For purposes of this summary, a holder of a Security is a “U.S. Holder” if such holder is the beneficial owner of a Security and is: (1) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. The term “Non-U.S. Holder” means a beneficial owner of a Security that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE, AND IS NOT A SUBSTITUTE FOR, PROFESSIONAL TAX ADVICE. HOLDERS OF SECURITIES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS TO THE APPLICABLE HOLDER.

U.S. Holders

The modification of the terms of a debt instrument generally is treated as a “deemed” exchange of an “old” debt instrument for a “new” debt instrument if such modification is “significant” as specially determined for U.S. federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is generally “significant” if, based on all the facts and circumstances (and, subject to certain exceptions, taking into account all modifications collectively), the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Ensco believes that the adoption of the proposed amendments to the Indenture should not constitute such an economically significant change in the terms of the Securities. Upon adoption of the proposed amendments, Ensco will guarantee Pride’s payment obligations with respect to the Securities. The Treasury Regulations provide that the addition of a guarantor on a debt instrument is a significant modification if the addition of the guarantor results in a change in payment expectations (as specifically defined pursuant to such Treasury Regulations) with respect to the instrument. Ensco believes that the Ensco Guarantee should not result in a change in payment expectations with respect to the Securities. Accordingly, U.S. Holders of Securities generally should not recognize gain or loss on the Securities as a result of the Transactions and should continue to have the same tax basis and holding period with respect to the Securities as they had before the Transactions. Holders are urged to consult their own tax advisors to determine whether the Transactions result in a significant modification for purposes of the applicable holder’s Securities.

If, notwithstanding the foregoing, the Transactions result in a significant modification of some or all of the Securities for U.S. federal income tax purposes, a U.S. Holder of such Securities generally would be treated as having exchanged its “old” Securities for “new” Securities for U.S. federal income tax purposes, and generally would recognize gain or loss at the time of such deemed exchange, unless such deemed exchange constitutes a recapitalization. A deemed exchange generally would constitute a recapitalization and would not be taxable to U.S. Holders of the Securities if the instruments, as originally issued and as amended, constitute “securities” for U.S. federal income tax purposes. There is no precise definition of what constitutes a “security” under U.S. federal income tax law, and the determination requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument regarded as one of the more important factors. Although the matter is not free from doubt, given the terms of the Securities, these instruments generally should constitute “securities” for U.S. federal income tax purposes, and a deemed exchange generally should constitute a recapitalization for such purposes. In such event, a U.S. Holder of a Security generally would not recognize any income, gain or loss as a result of the Transactions. Assuming a deemed exchange constitutes a recapitalization, a U.S. Holder generally would receive a tax basis in the “new” Security equal to its tax basis in the “old” Security immediately prior to the “deemed” exchange, and the U.S. Holder’s holding period for the “new” Security generally would include the period during which the U.S. Holder held the “old” Security.

Additionally, if there is a deemed exchange, regardless of whether such exchange qualifies as a recapitalization, the “new” Securities generally would be treated as issued with original issue discount (“OID”) in an amount equal to the excess, if any (subject to a statutorily defined de minimis exception), of the stated redemption price at maturity of the “new” Securities over their issue price. A U.S. Holder that is deemed to hold “new” Securities with OID generally would be required to include the OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income, regardless of the holder’s method of tax accounting. OID accruals may be reduced by a portion of the acquisition premium, if any, that a U.S. Holder has in the “new” Securities. A U.S. Holder has “acquisition premium” in the “new” Securities if the holder’s adjusted tax basis in the “new” Securities is greater than the issue price of the “new” Securities, but less than or equal to their stated redemption price at maturity. If a U.S. Holder’s adjusted tax basis in the “new” Securities exceeds its stated redemption price at maturity, the U.S. Holder will be considered to have acquired the “new” Securities” with “amortizable bond premium” and such U.S. Holder will not be required to include any OID in income. A U.S. Holder generally may elect to amortize any amortizable bond premium over the remaining term of the “new” Securities on a constant yield method as an offset to interest otherwise includible in income under the U.S. Holder’s regular accounting method. If the U.S. Holder does not elect to amortize any amortizable bond premium, that amortizable bond premium will decrease the gain or increase the loss a U.S. Holder otherwise would recognize on disposition of the “new” Securities.

Non-U.S. Holders

Even if the Transactions result in a deemed exchange of “old” Securities for “new” Securities that is taxable to U.S. Holders, a Non-U.S. Holder generally would not be subject to U.S. federal income tax with respect to income or gain recognized in the Transactions, unless (1) such income or gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, in the case of an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), or (2) in the case of a Non-U.S. Holder that is a non-resident alien individual, such Non-U.S. Holder is present in the United States for at least 183 days in the year of the deemed exchange, and certain other conditions are met. A corporate Non-U.S. Holder’s income or gain that is effectively connected with the conduct of a trade or business within the United States may be subject to an additional “branch profits” tax at a 30% rate (or a lower rate if specified by an applicable income tax treaty).

MATERIAL U.K. TAX CONSEQUENCES

The following discussion is intended to be a general summary as to the material U.K. tax consequences of the Transactions based on current U.K. tax law and H.M. Revenue & Customs (“HMRC”) practice applying as of the date of this prospectus supplement, both of which are subject to change at any time, possibly with retrospective effect or to different interpretations. The following discussion relates only to the position of persons who are absolute beneficial owners of the notes and do not deal with the position of certain classes of holders such as dealers, employees or directors of Ensco plc or its affiliates, persons who are connected with Ensco plc, insurance companies, charities, collective investment schemes, pension schemes or persons who hold the Securities other than as an investment. The following discussion is not a complete discussion of all the potential tax consequences of the Transactions that may be relevant to you. We cannot assure you that HMRC will not challenge one or more of the tax consequences described in this prospectus supplement. We have not obtained, nor do we intend to obtain, a ruling from the HMRC with respect to the U.K. tax consequences of the Transactions. It is recommended that all holders of Securities obtain their own taxation advice.

For purposes of this summary, a holder of a Security is a “U.K. Holder” if such holder is the beneficial owner of a Security and is: (1) an individual who is resident or ordinary resident in the U.K.; (2) an individual who is not resident or ordinarily resident in the U.K. but who carries on a trade in the U.K. through a branch or agency in the UK to which the Securities are attributable; (3) a company which is resident in the U.K.; or (4) a company which is not resident in the U.K. but which carries on a trade in the U.K. through a permanent establishment in the U.K. to which the Securities are attributable. We do not consider the treatment of other persons or entities which are resident in the U.K. or carry on a trade in the U.K. and which may be within the charge to income tax or corporation tax in the U.K. For the purposes of this summary, a holder of a Security is a “Non-U.K. Holder” if such person or entity is neither resident nor ordinarily resident in the U.K. and does not carry on a trade in the U.K.

U.K. Holders and non-U.K. Holders

The adoption of the proposed amendments to the Indenture should not have U.K. consequences for U.K. Holders or non-U.K. Holders of the Securities.

Guarantee Payments

If Ensco plc in its capacity as Guarantor under the amended Indenture makes any payments in respect of interest on any of the Securities (or other amounts due under the Securities other than repayments of amounts subscribed for the Securities) such payments may be subject deduction of UK withholding tax at source at the basic rate (currently 20 per cent.), subject to such relief as may be available under the provisions of any applicable double taxation treaty or any other exemption which may apply.

This discussion is for general purposes only. You should consult your own tax advisor as to the particular U.K. tax consequences to you of the Transactions, including the effect and applicability of local or foreign tax laws or tax treaties and the possible effects of changes in the tax law.

LEGAL MATTERS

The validity of the Ensco Guarantee will be passed upon for Ensco by Baker & McKenzie LLP, Dallas, Texas.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Ensco plc and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information of Ensco plc for the periods ended March 31, 2011 and 2010, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Ensco’s quarterly report on Form 10-Q for the quarter ended March 31, 2011, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent registered public accounting firm is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information of Ensco plc because that report is not a “report” or a “part” of the registration statement prepared or certified by the independent registered public accounting firm within the meaning of Sections 7 and 11 of the 1933 Act.

The consolidated financial statements of Pride International, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Ensco and Pride file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by Ensco with the SEC are also available free of charge at Ensco’s website at www.enscoplc.com. These reports and other information filed by Pride with the SEC are also available free of charge at Pride’s website at www.prideinternational.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THESE DOCUMENTS AND INCORPORATED BY REFERENCE INTO THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT.

We incorporate information into this Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this Consent Solicitation/Prospectus Supplement. This Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Ensco and the financial condition of Ensco.

Ensco SEC Filings (SEC File No. 001-08097)

•	Ensco’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	Ensco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Ensco’s Definitive Proxy Statement on Schedule 14A filed on April 5, 2011; and

•	Ensco’s Current Reports on Form 8-K filed February 7, 2011, March 4, 2011, March 8, 2011, March 16, 2011, March 23, 2011, March 24, 2011, May 2, 2011 and May 6, 2011.

We also incorporate by reference into this Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus additional documents that Ensco may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this Consent Solicitation/Prospectus Supplement to the end of the offering of the Securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

You may obtain copies of any of these filings through Ensco as described below, through the SEC or through the SEC’s Internet website as described above or through Ensco’s website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus, by requesting them in writing or by telephone at:

Investor Relations
Ensco plc
500 N. Akard Street, Suite 4300
Dallas, Texas 75201
(214) 397-3015

THE INFORMATION CONTAINED IN ENSCO’S WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT.

ANNEX A

FORM OF PROPOSED FOURTH SUPPLEMENTAL INDENTURE

The Proposed Amendments will become effective upon the execution and delivery of the Fourth Supplemental Indenture amending the terms of the Indenture as currently in effect. A copy of the current text of the Indenture may be obtained from the Information Agent at the addresses and telephone numbers set forth in this Consent Solicitation Statement/Prospectus Supplement. The proposed text of the Fourth Supplemental Indenture is set forth below. The text of the Supplemental Indenture as executed and delivered may include minor changes from the proposed text, as deemed appropriate by the parties thereto.

ENSCO PLC

PRIDE INTERNATIONAL, INC.

and
THE BANK OF NEW YORK MELLON,
as Trustee

Fourth Supplemental Indenture
Dated as of          , 2011

to the Indenture
Dated as of July 1, 2004

Exhibit A Form of Guarantee

This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

A-i

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of          , 2011 (the “Fourth Supplemental Indenture”), is between Ensco plc, an English public limited company (“Ensco” or the “Guarantor”), Pride International, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”) under the Indenture (as defined below).

WITNESSETH:

WHEREAS, the Company and the Trustee have duly executed and delivered an Indenture, dated as of July 1, 2004 (as supplemented on June 2, 2009 and on August 6, 2010, the “Indenture”), providing for the authentication, issuance, delivery and administration of unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series by the Issuer (the “Securities”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February 6, 2011 (as amended, the “Merger Agreement”), among Ensco, the Company, ENSCO International Incorporated, a Delaware corporation and an indirect wholly owned subsidiary of Ensco, and ENSCO Ventures LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Ensco (“Merger Sub”), subject to satisfaction of the conditions stated therein, Merger Sub merged with and into the Company on          , with the Company surviving as a wholly owned subsidiary of Ensco (the “Merger”);

WHEREAS, the Board of Directors of Ensco has determined it to be in the best interest of Ensco to guarantee all of the Company’s payment obligations under the Securities and the Indenture;

WHEREAS, the Company and Ensco desire to execute and deliver this Fourth Supplemental Indenture in order to amend certain terms of the Indenture (collectively, the “Proposed Amendments”);

WHEREAS, Section 9.02 of the Indenture expressly permits the Company and the Trustee to enter into one or more supplemental indentures with the consent of the Holders of at least a majority in aggregate principle amount of the then outstanding Securities of all series affected thereby (the “Required Consent”);

WHEREAS, the Company has obtained the Required Consent;

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, each of Ensco and the Company has duly determined to execute and deliver to the Trustee this Fourth Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Fourth Supplemental Indenture a valid, legal and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, in consideration of the premises, Ensco, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE 1

AMENDMENT OF THE INDENTURE

Section 1.01  Amendment to Section 1.01 of the Indenture.  Section 1.01 (Definitions) of the Indenture is hereby supplemented or superseded, in the case of definitional paragraphs that may be inconsistent, by inserting therein the following definitional paragraphs:

“Board of Directors” means the Board of Directors or comparable governing body of the Company or Ensco, as the case may be, or any committee thereof duly authorized, with respect to any particular matter, to act by or on behalf of the Board of Directors or comparable governing body of the Company or Ensco, as the case may be.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or Ensco, as the case may be, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of Ensco and its consolidated subsidiaries and determined in accordance with GAAP.

“Ensco” means Ensco plc, an English public limited company.

“Ensco Guarantee” shall have the meaning given to such term in Section 5.01 of this Indenture.

“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Ensco and/or one or more Subsidiaries. A Joint Venture shall not be a Subsidiary.

“Lien” means any mortgage, pledge, lien, charge, security interest or similar encumbrance. For purposes of the Indenture, Ensco or any Subsidiary of Ensco shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

“New Parent” shall have the meaning given to such term in Section 5.01 of this Indenture.

“Pari Passu Indebtedness” means any Indebtedness of the Company or Ensco, whether outstanding on the Issue Date of the Notes or thereafter created, incurred, guaranteed or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.

“Permitted Lien” means (i) Liens existing on the date of the Fourth Supplemental Indenture; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of Ensco or at the time such Person is merged into or consolidated with Ensco or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to Ensco or a Subsidiary; (iii) Liens in favor of Ensco or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue, pollution control or other revenue bonds; (vi) Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing, expanding or repairing such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development, expansion or repair or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development, expansion or repair of any such assets; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics,’ suppliers,’ materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens in connection with legal proceedings or securing tax assessments; (ix) Liens on the stock, partnership or other equity interest of Ensco or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; and (x) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (ix) above.

“Principal Property” means any drilling rig or drillship, or integral portion thereof, owned or leased by Ensco or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the board of directors of Ensco, is of material importance to the business of Ensco and its Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which Ensco or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by Ensco or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years; (2) leases between Ensco and a Subsidiary or between Subsidiaries; and (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Subsidiary” means a Person at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by Ensco or by one or more other Subsidiaries, or by Ensco and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. A Joint Venture shall not be a Subsidiary.

“Successor” shall have the meaning given to such term in Section 5.01 of this Indenture.

Section 1.02  Amendment to Section 4.03 of the Indenture.  Section 4.03 (SEC Reports; Financial Statements) of the Indenture is hereby amended and replaced in its entirety by the following text:

Section 4.03  SEC Reports; Financial Statements.

(a) If Ensco is subject to Section 13 or 15(d) of the Exchange Act, Ensco shall file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Ensco is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If this Indenture is qualified under the TIA, but not otherwise, Ensco shall also comply with the provisions of TIA Section 314(a).

(b) If Ensco is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, Ensco shall furnish to all Holders of Rule 144A Securities and prospective purchasers of Rule 144A Securities designated by the Holders of Rule 144A Securities, promptly upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act of 1933, as amended.

(c) Ensco intends to file the reports, information and documents referred to in Section 4.03(a) hereof with the SEC in electronic form pursuant to Regulation S-T promulgated by the SEC using the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. Ensco shall notify the Trustee in the manner prescribed herein of each such filing. The Trustee is hereby authorized and directed to access the EDGAR system for purposes of retrieving the reports so filed. Compliance with the foregoing shall constitute delivery by Ensco of such reports to the Trustee in compliance with the provisions of TIA Section 314(a). The Trustee shall have no duty to search for or obtain any electronic or other filings that Ensco makes with the SEC, regardless of whether such filings are periodic, supplemental or otherwise. Delivery of the reports, information and documents to the Trustee pursuant to this Section 4.03 shall be solely for the purposes of compliance with this Section 4.03 and with TIA Section 314(a). The Trustee’s receipt of such reports, information and documents shall not constitute notice to it of the content thereof or of any matter determinable from the content thereof, including Ensco’s compliance with any of its covenants hereunder, as to which the Trustee is entitled to rely upon Officers’ Certificates.

Section 1.03  Amendment to Section 4.08 of the Indenture.  Section 4.08 (Limitation on Liens) of the Indenture is hereby amended and replaced in its entirety by the following text:

Section 4.08  Limitation on Liens

Ensco shall not, and shall not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) without making effective provision whereby the Notes (together with, if Ensco shall so determine, any other Indebtedness or other obligation of Ensco or any Subsidiary) shall be secured equally and ratably with (or, at the option of Ensco, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

Notwithstanding the foregoing, Ensco and its Subsidiaries may, without securing the Notes, issue, assume or guarantee Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of Ensco and its Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than Sale/Leaseback Transactions in connection with which Ensco has voluntarily retired any of the Securities, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to Section 4.09(c)) does not at any one time exceed 15% of Consolidated Net Tangible Assets.

Section 1.04  Amendment to Section 4.09 of the Indenture.  Section 4.09 (Limitation on Sale/Leaseback Transactions) of the Indenture is hereby amended and replaced in its entirety by the following text:

Section 4.09  Limitation on Sale/Leaseback Transactions

Ensco shall not, and shall not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than Ensco or a Subsidiary) unless:

(a) Ensco or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Section 4.08 without equally and ratably securing the Notes, pursuant to Section 4.08;

(b) after the date of the Fourth Supplemental Indenture and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after such consummation, Ensco or any Subsidiaries shall have expended for property used or to be used in the ordinary course of business of Ensco and its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and Ensco shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or

(c) Ensco, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of any Securities, any Pari Passu Indebtedness or any Funded Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of Ensco and evidenced by a Board Resolution, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company as set forth in clause (b) above).

Section 1.05  Amendment to Section 5.01 of the Indenture.  Section 5.01 (Limitations on Mergers and Consolidations) of the Indenture is hereby amended and replaced in its entirety by the following text:

Section 5.01.  Limitations on Mergers and Consolidations

(a) Notwithstanding anything to the contrary set forth in this Indenture, from and after the receipt by the Trustee of an unconditional and irrevocable guarantee of the prompt payment, when due, of any amount owed to the holders of the Securities under this Indenture and any other amounts due pursuant to this Indenture by Ensco or any of its successors (the “Ensco Guarantee”), nothing in this Indenture or in any of the Securities or any supplemental indenture shall be deemed to prohibit or in any way limit any transaction (or conversion of legal status to a limited liability company) involving the Company, including without limitation any consolidation, merger, sale or conveyance of property or assets. At any time, Ensco or any of its successors, may succeed to and be substituted for the Company by supplemental indenture, with the same effect as if it had been named herein as the Company, and the Company shall thereupon be released from all obligations under the Indenture and under the Securities.

(b) Nothing contained in this Indenture shall prevent any consolidation or merger of Ensco with or into any other Person or Persons (whether or not affiliated with Ensco), or successive consolidations or mergers in which Ensco or its successor shall be a party or parties, or shall prevent any conveyance or transfer of all or substantially all of the assets of Ensco to any other Person (whether or not affiliated with Ensco) lawfully entitled to acquire the same; provided that (i) such Person (the “Successor”) or the Person who beneficially owns all or substantially all of the voting shares of each class of capital stock issued and outstanding at such time of Ensco or such Successor (the “New Parent”) shall be organized and validly existing under the laws of the United States of America, any political subdivision thereof or any State thereof or the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands, Ireland, France, the Kingdom of the Netherlands or any other member of the European Union, Switzerland or the Netherlands Antilles, (ii) the Successor or the New Parent shall agree in writing to submit to jurisdiction to the competent courts of the State of New York or the federal district court sitting in The City of New York and appoints an agent in the State of New York for the service of process, each under terms satisfactory to the Trustee; (iii) the Successor or the New Parent expressly assumes or guarantees by supplemental indenture, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the Successor or the New Parent, as the case may be, the due and punctual performance and observance of all of the covenants and conditions of the Ensco Guarantee to be performed by Ensco and any obligations of Ensco under this Indenture; (iv) the Board of Directors of Ensco or the comparable governing body of the Successor or the New Parent, as applicable, determines in good faith that such transaction or series of transactions will not adversely affect the interest of the Holders of Securities in any material respect, which determination shall be evidenced by a Board Resolution (or its equivalent if such Person is not a corporation) to such effect; and (v) the Successor or the New Parent delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and such supplemental indenture comply with this Indenture.

ARTICLE 2

GUARANTEE

Section 2.01  Parent Guarantee.  Ensco hereby makes the guarantee contained in the form attached to Appendix A hereto with respect to the obligations and liabilities of the Company under the Securities and the Indenture. For the avoidance of doubt, Appendix A is incorporated into this Supplemental Indenture in its entirety and forms a part hereof.

ARTICLE 3

ENSCO AS A PARTY

Section 3.01  Ensco as a Party.  Ensco hereby becomes a party to the Indenture solely with respect to its obligations under (i) Sections 4.03, 4.08, 4.09 and 5.01 of the Indenture and (ii) Section 2 of the Fourth Supplemental Indenture.

ARTICLE 4

AMENDMENTS TO SECURITIES

Section 4.01  Amendments to Securities.  The Securities are hereby deemed to be amended, mutatis mutandis, to correspond to the amendments to the Indenture set forth in this Fourth Supplemental Indenture.

ARTICLE 5

MISCELLANEOUS PROVISIONS

Section 5.01  Relation to the Indenture.  The provisions of this Fourth Supplemental Indenture shall become effective immediately upon the execution and delivery hereof. This Fourth Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Indenture as fully and with the same effect as if all such terms and provisions had been set forth in the Indenture; provided, however, such terms and provisions shall be so included in this Fourth Supplemental Indenture solely for the benefit of the Guarantor, the Company, the Trustee and the Holders of the Notes. The Indenture and all supplements thereto are hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with the terms and provisions thereof, as supplemented by this Fourth Supplemental Indenture, and this Fourth Supplemental Indenture shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 5.02  Meaning of Terms.  Any term used in this Fourth Supplemental Indenture which is defined in the Indenture shall have the meaning specified in the Indenture, unless the context shall otherwise require.

Section 5.03  Counterparts of Supplemental Indenture.  This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 5.04  USA Patriot Act.  The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to time, the “USA Patriot Act”), the Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The Company agrees that it will provide the Trustee with such information as the Trustee may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Section 5.05  Governing Law.  This Fourth Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, except to the extent the laws of the State of New York require the application of the laws of another jurisdiction.

Section 5.06  Severability.  In case any provision in this Fourth Supplemental Indenture or in the Securities, as amended hereby, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.

Section 5.07  The Trustee.   The recitals and statements contained in this Fourth Supplemental Indenture shall be taken as the recitals and statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture, except that the Trustee is duly authorized by all necessary corporate actions to execute and deliver this Fourth Supplemental Indenture.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each of Ensco plc and Pride International, Inc. has caused this Fourth Supplemental Indenture to be executed in its corporate name by a duly authorized officer, and The Bank of New York Mellon has caused this Fourth Supplemental Indenture to be executed by a duly authorized officer, all as of the date first above written.

ENSCO PLC

By:

PRIDE INTERNATIONAL, INC.

By:

THE BANK OF NEW YORK MELLON,
as Trustee

By:

Exhibit A

FORM OF PARENT GUARANTEE

GUARANTEE, dated as of          , 2011, by Ensco plc, an English public limited company (the “Guarantor”), in respect of Pride International, Inc, a Delaware corporation (together with its permitted assigns, “Pride”).

1. Guarantee.  With respect to the 8.500% Senior Notes due 2019; 6.875% Senior Notes due 2020; and 7.875% Senior Notes due 2040 (collectively called the “Notes”), all issued by Pride pursuant to an indenture dated July 1, 2004 (the “Indenture”), by and among Pride and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., as trustee (“Trustee”), the Guarantor unconditionally and irrevocably guarantees the prompt payment, when due, of any amount owed to the holders of the Notes under the Indenture and any other amounts due pursuant to the Indenture (the “Obligations”).

2. Nature of Guarantee.  The Guarantor’s obligations hereunder shall not be affected by any circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor. The Guarantor agrees that Trustee or the holders of the Notes may resort to the Guarantor for payment of any of the Obligations whether or not Trustee or the holders of the Notes shall have first proceeded against Pride or any other obligor principally or secondarily obligated with respect to the Obligations. Trustee or the holders of the Notes shall not be obligated to file any claim relating to the Obligations in the event that Pride becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Trustee or the holders of the Notes to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to Trustee or the holders of the Notes in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.

3. Changes in Obligations, and Agreements Relating thereto; Waiver of Certain Notices.  The Guarantor agrees that Trustee or the holders of the Notes may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, or renew all or any part of the Obligations, and may also make any agreement with Pride for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Trustee or the holders of the Notes and Pride, without in any way impairing or affecting this Guarantee. The Guarantor waives notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of dishonor and protest.

4. Expenses.  The Guarantor agrees to pay on demand all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of one firm of counsel representing Trustee or the holders of the Notes) in any way relating to the enforcement or protection of the rights of Trustee or the holders of the Notes hereunder, provided that the Guarantor shall not be liable for any expenses of Trustee or the holders of the Notes if no payment under this Guarantee is due.

5. Subrogation.  Upon payment of the Obligations to Trustee or the holders of the Notes in full, the Guarantor shall be subrogated to the rights of Trustee or the holders of the Notes against Pride with respect to the Obligations, and Trustee or the holders of the Notes agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

6. No Waiver; Cumulative Rights.  No failure on the part of Trustee or the holders of the Notes to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Trustee or the holders of the Notes of any right, remedy or power hereunder preclude any other or further exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Trustee and the holders of the Notes or allowed it or them by law or in equity or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Trustee or the holders of the Notes at any time or from time to time.

7. Assignment.  Nothing contained in this Guarantee shall prevent any consolidation or merger of Guarantor with or into any other Person (whether or not affiliated with the Guarantor), or successive consolidations or mergers in which Guarantor or its successor shall be a party or parties, or shall prevent any conveyance or transfer of the properties and assets of Guarantor as an entirety or substantially as an entirety to any other Person (whether or not affiliated with Guarantor) lawfully entitled to acquire the same; provided, however, that upon any such consolidation, merger, conveyance or transfer, the due and punctual performance and observance of all of the covenants and conditions of the Guarantee to be performed by Guarantor, shall be expressly assumed, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the Person (if other than the Guarantor) formed by such consolidation, or into which Guarantor shall have been merged, or by the Person which shall have acquired such properties and assets.

8. Notices.  Any notice or communication to the Guarantor is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), telex, facsimile or overnight air courier guaranteeing next day delivery, to the following address:

Ensco plc
Chief Financial Officer
6 Chesterfield Gardens
London, England W1J 5BQ
Tel: +44 (0) 20 7659 4660

The Guarantor by notice to the Trustee may designate additional or different addresses for subsequent notices or communications.

9. Continuing Guarantee.  This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.

10. Representations and Warranties.  The Guarantor represents and warrants that: (i) this Guarantee has been duly executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, (ii) no consent or approval of any Person, entity or governmental or regulatory authority, or of any securities exchange or self-regulatory organization, was or is necessary in connection with this Guarantee and (iii) the execution and delivery of this Guarantee by the Guarantor and the performance by the Guarantor of its obligations hereunder do not violate or conflict with any law applicable to it, any provision of its constitutive documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual provision binding on or affecting it or any of its assets, in any manner that could reasonably be expected to impair its ability to perform its obligations hereunder.

11. Governing Law.  This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor as of the date first above written.

ENSCO PLC

By:

PROSPECTUS

Ensco plc

Debt Securities
Class A Ordinary Shares
Preference Shares
Ordinary Shares
Depositary Shares
Warrants
Share Purchase Contracts
Guarantees and
Units

From time to time we, Ensco plc, may offer to sell debt securities, Class A Ordinary Shares, preference shares, either separately or represented by depositary shares, ordinary shares, warrants, share purchase contracts and guarantees, as well as units that include any of these securities or securities of other entities. The debt securities, preference shares, warrants and share purchase contracts may be convertible into or exercisable or exchangeable for Class A Ordinary Shares, ordinary shares or preference shares or other securities of our company or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

American depositary shares representing our Class A Ordinary Shares trade on the New York Stock Exchange under the symbol “ESV”.

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained herein and in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

As used in this prospectus, unless we state otherwise or the context indicates otherwise, references to “Ensco,” the “Company,” “we,” “us” or “our” refer to Ensco plc and its subsidiaries.

This prospectus provides a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus shall be superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide different information. If anyone provides you different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by us with the SEC are also available free of charge at our website at www.enscoplc.com.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

Ensco SEC Filings (SEC File No. 001-08097)

•	Ensco’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	Ensco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Ensco’s Definitive Proxy Statement on Schedule 14A filed on April 5, 2011; and

•	Ensco’s Current Reports on Form 8-K filed December 23, 2009, February 7, 2011, March 4, 2011, March 8, 2011, March 16, 2011, March 23, 2011, March 24, 2011, May 2, 2011 and May 6, 2011.

We also incorporate by reference into this prospectus additional documents that Ensco may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the end of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

You may obtain copies of any of these filings as described below, through the SEC or through the SEC’s Internet website as described above or through our website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Investor Relations
Ensco plc
500 N. Akard Street, Suite 4300
Dallas, Texas 75201
(214) 397-3015

THE INFORMATION CONTAINED IN OUR WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

FORWARD LOOKING INFORMATION

The information contained in this Prospectus is accurate only as of the date hereof.

This Prospectus and documents incorporated herein by reference contain some forward looking statements that set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward looking statements in other materials we release to the public, as well as oral forward looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target”, “forecast” and similar expressions in connection with any discussion of future operating or financial performance or business plans or prospects. In particular, these include statements relating to future actions, business plans and prospects, future performance or results of current and anticipated products, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results.

We cannot guarantee that any forward looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward looking statements.

You should take care not to place undue reliance on forward looking statements, which represent our views only as of the date they are made. We undertake no obligation to publicly update forward looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses and the proposed merger with Pride International, Inc. in our Annual Report on Form 10-K for the year ended December 31, 2010, and our most recently filed Quarterly Reports on Form 10-Q, and any amendments thereto, and our Registration Statement on Form S-4, which was declared effective by the SEC on April 25, 2011. These are factors that, individually or in the aggregate, may cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider those factors to be a complete discussion of all potential risks or uncertainties.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors set forth in our most recent Annual Report on Form 10-K filed with the SEC, as those risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

THE COMPANY

Ensco plc is an English public limited company formed in 2009 in connection with our redomestication from Delaware to England. Our predecessor, ENSCO International Incorporated, was formed as a Texas corporation in 1975 and reincorporated in Delaware in 1987. In connection with our redomestication to England, each issued and outstanding share of common stock of ENSCO International Incorporated was converted into the right to receive one American depositary share (“ADS”), each representing one Class A ordinary share, nominal value $0.10 per share, of Ensco plc.

We are a global offshore contract drilling company. As of March 31, 2011, our offshore rig fleet included 40 jackup rigs, five ultra-deepwater semisubmersible rigs and one barge rig. Additionally, we have three ultra-deepwater semisubmersible rigs under construction and recently announced that we have ordered the construction of two new ultra-premium, harsh environment jackup rigs. We are one of the leading providers of offshore contract drilling services to the international oil and gas industry. Our customers include major integrated oil and natural gas companies, state-owned national oil companies and independent oil and natural gas companies. Our operations are concentrated in the geographic regions of Asia Pacific (which includes Asia, the Middle East and Australia), Europe and Africa, and North and South America.

Our ADSs are listed on the NYSE and trade under the symbol “ESV.”

On February 6, 2011, Ensco plc entered into an Agreement and Plan of Merger with Pride International, Inc., a Delaware corporation (“Pride”), ENSCO International Incorporated, a Delaware corporation and a wholly-owned subsidiary and predecessor of Ensco, and ENSCO Ventures LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Ensco (“Merger Sub”). Pursuant to the merger agreement and subject to the conditions set forth therein, Merger Sub will merge with and into Pride, with Pride as the surviving entity and an indirect, wholly-owned subsidiary of Ensco (the “Merger”).

Our registered office and principal executive offices are located at 6 Chesterfield Gardens, London, England W1J 5BQ and its telephone number is +44 (0) 20 7659 4660.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities for general corporate purposes unless otherwise set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less income from continuing operations before income taxes attributable to noncontrolling interests and interest capitalized. “Fixed charges” consist of interest expensed and capitalized and estimates of interest within rental expense. The ratios were calculated by dividing the sum of the fixed charges into the sum of the earnings. The following ratios do not reflect the Merger. Our consolidated ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2006 through 2010 and the three months ended March 31, 2011 are set forth below:

	Three Months
	Ended	Year Ended December 31,
	March 31, 2011	2010	2009	2008	2007	2006

Ratio of earnings to fixed charges	4.4	24.4	36.7	48.8	30.3	23.6

The pro forma ratios of earnings to fixed charges for the year ended December 31, 2010 and the three months ended March 31, 2011 reflecting the Merger are set forth below:

	Three Months	Year Ended
	Ended	December 31,
	March 31, 2011	2010

Ratio of earnings to fixed charges	1.8	3.6

DESCRIPTION OF DEBT SECURITIES

In this description, references to “Ensco,” the “company,” “we,” “us” or “our” refer only to Ensco plc and not to any of our subsidiaries. The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of Ensco plc and will be senior, senior subordinated or subordinated debt. Our unsecured senior debt securities will be issued under an indenture to be entered into by us and Deutsche Bank Trust Company Americas or another trustee to be named in a prospectus supplement. The unsecured senior subordinated debt securities will be issued under a separate indenture to be entered into by us and Deutsche Bank Trust Company Americas or another trustee to be named in a prospectus supplement. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and Deutsche Bank Trust Company Americas or another trustee to be named in a prospectus supplement.

A form of senior debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. Forms of the senior subordinated debt indenture and the subordinated debt indenture are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. You should refer to the applicable indenture for more specific information.

The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility and ship mortgages or bonds, and the liabilities of our subsidiaries. The senior subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to the senior indebtedness designated in such indenture or supplemental indenture. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to all of our senior and senior subordinated indebtedness.

We will include the specific terms of each series of the debt securities being offered in a supplement to this prospectus.

DESCRIPTION OF CLASS A ORDINARY SHARES

For a full description of our Class A Ordinary Shares, par value $0.10 per share (the “Class A Ordinary Shares”) and the American Depositary Shares (the “ADSs”) representing the Class A Ordinary Shares, please see the documents identified in the section “Where You Can Find More Information; Incorporation by Reference” in this prospectus.

DESCRIPTION OF PREFERENCE SHARES

In this description, references to “Ensco,” the “company,” “we,” “us” or “our” refer only to Ensco plc and not to any of our subsidiaries. Also, in this section, references to “holders” mean those who own preference shares registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in preference shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The description set forth below is only a summary and is not complete. For more information regarding the preference shares which may be offered by this prospectus, please refer to the applicable prospectus supplement, our articles of association, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and any certificate of designations establishing a series of preference shares, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement at or prior to the time of the issuance of that series of preference shares.

Our articles of association authorize us to issue shares, including preference shares in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by our board of directors. Our board has been authorized to allot and issue up to a nominal amount of US$30,000,000 unclassified shares, which may include preference shares, which would generally be afforded preferences regarding dividends and liquidation rights over Class A Ordinary Shares. Such authority to issue preference shares will continue until December 14, 2014 and thereafter it must be renewed, but we may seek renewal more frequently for additional terms not to exceed five years from the date of any such further authorization.

We will include the specific terms of each series of the preference shares being offered in a supplement to this prospectus.

DESCRIPTION OF ORDINARY SHARES

In this description, references to “Ensco,” the “company,” “we,” “us” or “our” refer only to Ensco plc and not to any of our subsidiaries. Also, in this section, references to “holders” mean those who own ordinary shares of Ensco registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in ordinary shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The description set forth below is only a summary and is not complete. For more information regarding the ordinary shares which may be offered by this prospectus, please refer to the applicable prospectus supplement, our articles of association, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and any certificate of designations or other instrument establishing a series of ordinary shares, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement at or prior to the time of the issuance of that series of ordinary shares.

Our articles of association authorize us to allot and issue shares in one or more series, and to grant rights to subscribe for or to convert or exchange any security into or for shares of the company or its successors, in one or more series, which we may determine to issue as or with the same rights, preferences and limitations as ordinary shares or otherwise, as determined by our board of directors. Our board has been authorized to issue up to a nominal amount of US$30,000,000 unclassified shares, which may include ordinary or other shares which may rank pari passu or junior to Class A Ordinary Shares in terms of dividends or liquidation rights. We will include the specific terms of each series of the ordinary shares being offered in a supplement to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

In this description, references to “Ensco,” the “company,” “we,” “us” or “our” refer only to Ensco plc and not to any of our subsidiaries. We may, at our option, elect to offer fractional shares of preference shares, rather than full preference. If we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preference shares, to be described in an applicable prospectus supplement.

The preference shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable preference share or fraction thereof represented by the depositary share, to all of the rights and preferences of the preference share represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain United States federal income tax consequences.

A copy of the form of deposit agreement, including the form of depositary receipt, will be included as an exhibit to the registration statement of which this prospectus is a part.

DESCRIPTION OF WARRANTS

In this description, references to “Ensco,” the “company,” “we,” “us” or “our” refer only to Ensco plc and not to any of our subsidiaries. We may issue warrants to purchase Class A Ordinary Shares, preference shares and debt securities. Each warrant will entitle the holder to purchase for cash a number of Class A Ordinary Shares or preference shares or the principal amount of debt securities at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants.

Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions summarized below may apply to the offered securities, will be described in the prospectus supplement.

The applicable prospectus supplement will describe the terms of warrants we offer, the warrant agreement relating to the warrants and the certificates representing the warrants, including, to the extent applicable:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	the designation, number or aggregate principal amount and terms of the securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the designation and terms of any related securities with which the warrants are issued, and the number of the warrants issued with each security;

•	the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the securities purchasable upon exercise of the warrants will be payable;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	any other specific terms of the warrants; and

•	if appropriate, a discussion of material United States federal income or U.K. tax considerations.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

In this description, references to “Ensco,” the “company,” “we,” “us” or “our” refer only to Ensco plc and not to any of our subsidiaries. We may issue share purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of our Class A Ordinary Shares, preference shares or depositary shares at a future date or dates. Alternatively, the share purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of Class A Ordinary Shares, preference shares or depositary shares. The price per share of our Class A Ordinary Shares, preference shares or depositary shares and number of shares of our Class A Ordinary Shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts.

The applicable prospectus supplement will describe the terms of any share purchase contract. The share purchase contracts will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES

In this description, references to “Ensco,” the “company,” “we,” “us” or “our” refer only to Ensco plc and not to any of our subsidiaries. We may issue guarantees of debt securities and other securities. The applicable prospectus supplement will describe the terms of any guarantees. The guarantees will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF UNITS

In this description, references to “Ensco,” the “company,” “we,” “us” or “our” refer only to Ensco plc and not to any of our subsidiaries. We may issue units of securities consisting of one or more share purchase contracts, warrants, debt securities, guarantees, Class A Ordinary Shares, preference shares, depositary shares or any combination thereof. The applicable prospectus supplement will describe the terms of any units and the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately. The units will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Baker & McKenzie LLP, London, England and may also be passed upon by Baker & McKenzie LLP, Dallas, Texas.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Ensco plc and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information of Ensco plc for the periods ended March 31, 2011 and 2010, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Ensco’s quarterly report on Form 10-Q for the quarter ended March 31, 2011, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent registered public accounting firm is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information of Ensco plc because that report is not a “report” or a “part” of the registration statement prepared or certified by the independent registered public accounting firm within the meaning of Sections 7 and 11 of the 1933 Act.

The consolidated financial statements of Pride International, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.